Exhibit 3.1

CERTIFICATE OF FORMATION

OF

AAA ENERGY OPPORTUNITIES FUND LLC

This Certificate of Formation of AAA ENERGY OPPORTUNITIES FUND LLC (the “Company”), dated as of August 10, 2011, has been duly executed and is being filed by the undersigned, as an authorized signatory, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST.  The name of the limited liability company formed hereby is AAA Energy Opportunities Fund LLC.

SECOND.  The address of the Company’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The name of the Company’s registered agent for service of process at that address is Corporation Service Company.

THIRD.  The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Daryl Dewbrey
Name:	Daryl Dewbrey
Title:	Authorized Signatory